EISNER
                                             Richard A. Eisner & Company, LLP
                                             Accountants and Consultants

                                             575 Madison Avenue
                                             New York, NY 10022-2597
                                             Tel 212.355.1700 Fax 212.355.2414
To the Trustees
Gintel Fund
Greenwich, Connecticut


In planning and performing our audit of the financial statements of Gintel Fund for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Gintel Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31,200l.

This report is intended solely for the information and use of management and the Trustees of Gintel Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Richard A. Eisner & Company, LLP
-------------------------------------
New York, New York
January 18, 2002